Company Contact:	Investor Relations Contacts:
Bill Larkin, CFO	Lippert / Heilshorn & Associates
Fuel Systems Solutions, Inc.	Kirsten Chapman/ Cathy Mattison
(714) 656-1320	cmattison@lhai.com
(415) 433-3777

Fuel Systems Solutions Enters a Definitive Agreement to Acquire Argentine Gaseous Fuels Equipment and Technology Manufacturer Distribuidora Shopping S.A. for $22 Million

- Expands global manufacturing and distribution platform in growing alternative fuel vehicle segment -

- Furthers multi-brand strategy creating a comprehensive product range in the transportation market -

SANTA ANA, Calif., December 19, 2008 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) is pleased to announce that its Italian operating subsidiary, MTM S.r.L., signed an agreement to acquire Distribuidora Shopping S.A. (DS), a privately held manufacturer of components and systems for the compressed natural gas (CNG) vehicle market. The transaction, which is expected to close in January 2009, is subject to customary closing conditions. The transaction value of $22 million is subject to adjustment for any closing indebtedness and the selling shareholders will receive $10.0 million of Fuel Systems common stock as part of the purchase consideration.

Based in Buenos Aires, DS was founded in 1992 and will continue to sell its products under the well-known Tomasetto Achille brand. For its fiscal year ending April 30, 2008, DS achieved consolidated revenues of $33 million with export sales accounting for over 75% of consolidated revenue.

“This acquisition furthers our strategic plan in many ways,” said Matthew Beale, president of Fuel Systems Solutions. “DS is an outstanding fit with our transportation business. The transaction reinforces our natural gas vehicle product line and expands our global manufacturing and distribution footprint. With this acquisition, we believe that our combined companies will offer a comprehensive product range in the market for alternative fuel systems. In addition, DS’s similar business model and entrepreneurial culture will facilitate integration and the activation of important operating efficiencies across our international production platform. We are also fortunate to welcome a top quality management team led by DS’s founder, Carlo Evi. Despite the current challenging economic environment, we continue to take the steps necessary to position our business to capture the clear medium term growth opportunity in our markets.”

About Distribuidora Shopping S.A. (DS)

Distribuidora Shopping S.A. was founded in 1992 beginning as an installation workshop of natural gas equipment for vehicles and acquiring significant experience in handling this fuel. In 1996, DS started to manufacture its own technology for CNG, thus giving origin to the Tomasetto Achille brand. With over 10 years of CNG experience, Tomasetto Achille is known for its quality and its own advanced technology. DS operates in a 14,000 square meter production facility with over 250 employees in Argentina.

About Fuel Systems Solutions

Fuel Systems Solutions, Inc. (Nasdaq: FSYS), a U.S.-based company, through its U.S. and foreign subsidiaries, delivers alternative fuel solutions for transportation and industrial applications that reduce emissions, displace petroleum and generate savings, which is extremely relevant today. The company is comprised of two subsidiaries, industrial under IMPCO Technologies and transportation under BRC. IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe and North America. BRC, through its subsidiaries, produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe, Australia and South America. Additional information is available at www.fuelsystemssolutions.com.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the expected January 2009 closing date for the proposed acquisition of DS, the expected purchase price for the DS acquisition, and our positioning with respect to medium-term growth opportunities. The factors that may cause the company’s expectations not to be realized include, but are not limited to: risks that there is a material adverse change or other condition that causes the closing of the DS acquisition to be delayed or not to be completed at all, that the companies and/or management fails to integrate or achieve planned efficiencies and that the economies and/or the markets in South America and globally do not support the company’s planned expansion. Readers also should consider the risk factors set forth in the company’s reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in "Risk Factors" section of the company’s Annual Report on Form 10-K, for the year ended December 31, 2007 and its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2008. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.